Exhibit 3.6.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARKANSAS AEROSPACE, INC.

Arkansas Aerospace, Inc., a corporation organized and existing under the laws of the State of Arkansas, hereby certifies as follows:

1. The name of the corporation is Arkansas Aerospace, Inc. (the “Corporation”). The date of filing the Corporation’s original Articles of Incorporation with the Secretary of State of Arkansas was December 13, 1973.

2. The text of the Corporation’s Articles of Incorporation is hereby amended and restated as herein set forth in full:

ARTICLE ONE: The name of the corporation is Arkansas Aerospace, Inc.

ARTICLE TWO: The address of the Corporation’s registered office in the State of Arkansas is One Riverfront Place, 8th Floor, North Little Rock, Arkansas 72119. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE THREE: The business of the Corporation is the completion of aircraft and any other lawful act or activity for which corporations may be organized under the Arkansas Business Corporation Act.

ARTICLE FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is two thousand (2,000) shares of Common Stock, no par value.

ARTICLE FIVE: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE SIX: Election of directors need not be by written ballot.

ARTICLE SEVEN: The Corporation shall indemnify any person against any liability arising by reason of the fact the he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent allowed under the Arkansas Business Corporation Act.

ARTICLE EIGHT: The Corporation elects to be governed by the Arkansas Business Corporation Act, Act 958 of 1987.

3. These Amended and Restated Articles of Incorporation of Arkansas Aerospace, Inc. were offered to and duly adopted by the sole stockholder of the Corporation on August 6, 1993 in accordance with the provisions of the Arkansas Business Corporation Acts.

4. The number of shares outstanding is 1360, and the number of shares entitled to vote thereon 1360 is (100%). The number of shares which voted for the amendment and restatement is 1360, and the number of shares which voted against is zero.

IN WITNESS WHEREOF, Arkansas Aerospace, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by its President on August 6, 1993 who acknowledges that the facts stated herein are true.

Arkansas Aerospace, Inc.

By:	/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
President

ATTESTED:

/s/ Sally F. Cloyd
Sally F. Cloyd
Secretary

STATE OF ARKANSAS	)
)
COUNTY OF PULASKI	)

BE IT REMEMBERED that on August 6, 1993, before me a Notary Public duly authorized by law to take acknowledgment of deeds, personally came W. W. Boisture, Jr. President, who is known to me and who duly executed the foregoing Amended and Restated Articles of Incorporation before me and acknowledged the same to be his act and deed, and that the facts therein stated are true.

MY COMMISSION EXPIRES: 12/23/99